EXHIBIT (h.4)


                      MORGAN STANLEY CAPITAL INTERNATIONAL

                  AMENDED AND RESTATED INDEX LICENSE AGREEMENT
                  --------------------------------------------

         AGREEMENT, dated as of March 1, 1996, as amended and restated as of March 17, 1998, by and between MORGAN STANLEY & CO. INCORPORATED ("Morgan Stanley"), a Delaware corporation, having an office at 1251 Avenue of the Americas, New York, New York 10020, and WEBS INDEX FUND, INC. ("Licensee"), a Maryland corporation, having an office at 400 Bellevue Parkway, Wilmington, Delaware 19809.

         WHEREAS, Morgan Stanley is an international investment banking and brokerage firm which owns rights in and to certain stock indices and the proprietary data contained therein (and which, through its Morgan Stanley Capital International ("MSCI") department, engages in a variety of business activities in connection with such indices and data), among which are the indices listed in Exhibit A, annexed hereto and made a part hereof (such indices and data contained therein are hereinafter referred to as the "Indices");

         WHEREAS, Morgan Stanley calculates, maintains and publishes the Indices;

         WHEREAS, Morgan Stanley uses in commerce and owns trade name, trademark and service mark rights to the designations "Morgan Stanley," "Morgan Stanley Capital International," and "MSCI" (such rights are hereinafter individually and collectively referred to as the "Marks");

         WHEREAS, Licensee wishes to use the Indices as the basis of the products described in Exhibit B, annexed hereto and made a part hereof (the "Products"), to be issued and publicly traded pursuant to an effective registration statement filed with the Securities and Exchange Commission;

         WHEREAS, Licensee wishes to use the Indices and the Marks in connection with writing, trading, marketing and promotion of the Products and in connection with making disclosure about the Products under applicable laws, rules and regulations in order to indicate that Morgan Stanley is the source of the Indices; and

         WHEREAS, Licensee wishes to obtain Morgan Stanley's authorization to use the Indices and refer to the Indices and the Marks in connection with the Products pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       Grant of License and Agreement to Provide Information
                  -----------------------------------------------------

         (a) Subject to the terms and conditions of this Agreement, Morgan Stanley grants to Licensee a non-transferable, non-exclusive, license (i) to use the Indices as the basis of the Products (in accord with the restrictions set forth in Exhibit B), and (ii) to use and refer to the Indices and the Marks in connection with the writing, trading, marketing and promotion of the Products (in accord with the restrictions set forth in Exhibit B) and in connection with making such disclosure about the Products as Licensee deems necessary or desirable under any applicable laws, rules or regulations in order to indicate the source of the Indices. Licensee shall not disseminate electronically or in any other fashion any quotations or other information relating to the Indices or the Products.

         (b) Morgan Stanley agrees to provide and update information to Licensee concerning the Indices on an ongoing basis, and to assist in the preparation and updating of Licensee's prospectus and statement of additional information as and to the extent reasonably requested by Licensee.

         2.       Term
                  ----

         This Agreement shall become effective as of the date hereof, will continue for a one-year term and is renewable annually so long as such continuance is specifically approved by a majority of the board of directors of


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the Licensee. It is the intention of the parties to renew this Agreement for successive renewal terms on such terms and conditions as the parties may agree upon.

         3.       Licensee Fees
                  -------------

         Upon execution of this Agreement, Licensee shall pay to Morgan Stanley a license fee at a rate of .03% per annum of the aggregate average daily net assets of Licensee calculated and paid monthly in arrears with respect to an unlimited number of Products issued by Licensee on each of the Indices listed in Exhibit A.

         4.       Termination
                  -----------

         (a) At any time during the term of this Agreement, either party may give the other party thirty (30) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period. In the event of termination under this paragraph 4(a), no refund of any portion of the license fees will be made.

         (b) In the case of breach of any of the material terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days' prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination unless the breaching party shall correct such breach within the notice period. In the event of termination under this paragraph 4(b) by Morgan Stanley, no refund of any of the license fees will be made. In the event of termination under this paragraph 4(b) by Licensee, Licensee shall be entitled to a pro rata refund of the license fees.

         (c) Morgan Stanley shall have the right, in its sole discretion, to cease compilation and publication of any of the Indices and, in the event that any of the Indices is discontinued, to terminate this Agreement if Morgan Stanley does not offer a replacement or substitute index. In the event that Morgan Stanley intends to discontinue any Index, Morgan Stanley shall give Licensee at least ninety (90) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from Morgan Stanley to notify Morgan Stanley in writing of its intent to use the replacement index under the terms of this Agreement. In the event that any of the Indices is discontinued and Licensee does not exercise such option or that at least one substitute or replacement index is not made available, Licensee shall be entitled to a pro rata refund of the license fee.

         (d) Licensee may terminate this Agreement upon written notice to Morgan Stanley if (i) Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee's ability to write, market or promote the Products; or (ii) any material litigation or regulatory proceeding regarding the Products is threatened or commences. In the event of termination under this paragraph 4(d), no refund of any portion of the license fees will be made.

         (e) Morgan Stanley may terminate this Agreement upon written notice to Licensee if (i) Morgan Stanley is informed of the final adoption of any legislation or regulation that materially impairs Morgan Stanley's ability to license and provide the Indices under this Agreement; or (ii) any material litigation or regulatory proceeding regarding the Products is threatened or commenced. In the event that Morgan Stanley terminates this Agreement, Licensee shall be entitled to a pro rata refund of the license fee.

         5.       Rights Upon Termination
                  -----------------------

         Upon termination of this Agreement, Licensee shall cease to use the Indices and cease referring to the Indices and the Marks with the Products except that the Products outstanding at such time may thereafter continue to be outstanding and terminate, expire, and mature in accordance with their respective terms, and the Indices and reference to the Marks may continue to be used in connection with such Products.

         6.       Product Promotion
                  -----------------


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


         (a) Licensee shall use its best efforts to protect the goodwill and reputation of Morgan Stanley in connection with its use of the Indices and the Marks under this Agreement. Licensee shall submit to Morgan Stanley for its preview and approval all advertisements, brochures, and promotional and information material ("Informational Materials") relating to or referring to Morgan Stanley, the Indices, the Marks or the Products. Morgan Stanley's approval shall be confined solely to the use of or description of Morgan Stanley, the Marks, and the Indices and shall not be unreasonably withheld or delayed by Morgan Stanley.

         (b) Morgan Stanley is not obligated to engage in any marketing or promotional activities in connection with the Products. Nevertheless, Morgan Stanley agrees to make itself available and to respond in an informative and factual manner to shareholder inquiries about the Indices and their composition, as such inquiries are directed to Morgan Stanley by Licensee.

         (c) Licensee acknowledges and agrees that Morgan Stanley, in granting the permission contained in this agreement, does not express or imply any approval of the Products or of Licensee and Licensee further agrees not to make any statement which expresses or implies that Morgan Stanley approves, endorses or consents to the promotion, marketing, and arrangement by Licensee of the Products or that Morgan Stanley makes any judgment or expresses any opinion in respect of the Licensee.

7.       Protection Of Value Of Licensee
         -------------------------------

         (a) Licensee shall cooperate reasonably with Morgan Stanley in the maintenance of all Morgan Stanley common law and statutory rights in the Indices and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by the Licensee of the following notice when referring to the Indices or the Marks in any advertisement, offering circular, prospectus, brochure, or promotional or informational material relating to the Products:

         The MSCI Indices are the exclusive property of Morgan Stanley. Morgan Stanley Capital International is a service mark of Morgan Stanley and has been licensed for use by Foreign Fund, Inc.

or such similar language as may be approved in advance by Morgan Stanley.

         (b) License shall not refer to the names of the Indices in any manner which might cause confusion as to Morgan Stanley's responsibility for preparing and disseminating the Indices or as to the identity of Licensee and its relationship to the Products.

         8.       Proprietary Rights
                  ------------------

         (a) Licensee acknowledges that the Indices are selected, arranged and prepared by Morgan Stanley through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Morgan Stanley. Licensee also acknowledges that the Indices and the Marks are the exclusive property of Morgan Stanley, and the Indices and their compilation and composition and changes therein are in the control and discretion of Morgan Stanley.

         (b) Morgan Stanley reserves all rights with respect to the Indices and the Marks except those expressly licensed to Licensee hereunder.

         (c) Each party shall treat as confidential and shall not disclose or transmit to any third party any confidential and proprietary information of the other party, including the terms of this Agreement, provided that the documentation or other written materials containing such information are designated as "Confidential" or "Proprietary" by the providing party and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party. Not withstanding the foregoing, if requested or required (by interrogatories, requests for information or documents, subpoena, or other process) either party may reveal such information if such information to be disclosed is (i) approved in writing by the other party for


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

disclosure or (ii) required by law (in the opinion of counsel), regulatory agency or court order to be disclosed by a party, provided prior written notice of such required disclosure is given to the other party. Except with respect to disclosure made pursuant to (i) and (ii) in the immediately preceding sentence, each party shall treat as confidential the terms of this Agreement. The provisions of this paragraph shall survive any termination of this Agreement for five (5) years from disclosure by either party to the other party of the last such confidential and proprietary information.

         9.       Warranties; Disclaimers
                  -----------------------

         (a) Morgan Stanley represents and warrants that Morgan Stanley is the owner of rights granted to Licensee herein and that use of the Indices as provided herein shall not infringe any trademark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

         (b) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in Informational Materials and upon request to furnish a copy (copies) thereof to Morgan Stanley:

                  World Equity Benchmark Shares are not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the WEBS of any Index Series or any member of the public regarding the advisability of investing in securities generally or in the WEBS of any Index Series particularly or the ability of the respective MSCI Indices identified herein to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley, including the MSCI Indices identified herein, which are determined, composed and calculated by Morgan Stanley without regard to the WEBS of any Index Series or the issuer thereof. Morgan Stanley has no obligation to take the needs of the issuer of the WEBS of any Index Series or the owners of the WEBS of any Index Series into consideration in determining, composing or calculating the respective MSCI Indices. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the WEBS of any Index Series to be issued or in the determination or calculation of the equation by which the WEBS of any Index Series are redeemable. Morgan Stanley has no obligation or liability to owners of the WEBS of any Index Series in connection with the administration, marketing or trading of the WEBS of any Index Series.

                  ALTHOUGH MORGAN STANLEY SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDICES FROM SOURCES WHICH MORGAN STANLEY CONSIDERS RELIABLE, MORGAN STANLEY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN. MORGAN STANLEY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

         (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

         (d) Licensee represents and warrants to Morgan Stanley that the Products shall not violate any applicable laws, including but not limited to banking, commodities and securities laws.

         (e) Neither party shall have any liability for lost profits or consequential damages arising out of this


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Agreement.

         (f) The provisions of this Section 9 shall survive any termination of this Agreement.

         10.      Indemnification
                  ---------------

         Licensee shall indemnify and hold harmless Morgan Stanley, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Morgan Stanley which arise from all acts, representations or omissions of Licensee under this Agreement or are in any manner related to the Products; provided, however, that (a) Morgan Stanley notifies Licensee promptly of any such claim or action, and (b) such judgments, damages, costs or losses are not attributable to any negligent act or omission by Morgan Stanley, its parent, affiliates, subsidiaries or any of their employees or agents. Licensee shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Morgan Stanley shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the defense of any such claim, except with the written consent of Morgan Stanley, shall not consent to entry of any judgment or enter into any settlement which (a) does not include, as an unconditional term, the grant by the claimant to Morgan Stanley of a release of all liabilities in respect of such claims or
(b) otherwise adversely affects the rights of Morgan Stanley. This provision shall survive the termination of this Agreement.

         11.      Force Majeure
                  -------------

         Neither Morgan Stanley nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike or other work stoppage or slowdown), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

         12.      Other Matters
                  -------------

         (a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned without such consent to Morgan Stanley's parent or any subsidiary or affiliate of Morgan Stanley.

         (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

         (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property of proprietary nature of any property which is the subject of this Agreement.

         (d) All notices and other communications under this Agreement shall be
(i) in writing, (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Morgan Stanley:                   Morgan Stanley & Co. Incorporated
                                            1585 Broadway


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

                                            New York, New York 10036
                                            Attn:  Paul Keeler
                                            ----

                                                          and

                                            Morgan Stanley & Co. Incorporated
                                            1585 Broadway
                                            New York, New York 10036
                                            Attn: General Counsel
                                            ----

Notice to Licensee:                         WEBS Index Fund, Inc.
                                            400 Bellevue Parkway
                                            Wilmington, Delaware 19809
                                            Attn:  Secretary
                                            ----

         (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MORGAN STANLEY & CO.                                WEBS INDEX FUND, INC.
  INCORPORATED

By:______________________                           BY:_______________________

Title:___________________                           Title:____________________

Name:____________________                           Name:_____________________
(Printed)                                           (Printed)

Date:____________________                           Date:______________________






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


                                    EXHIBIT A
                                    ---------

         THIS EXHIBIT A, dated as of October 19, 1999, is Exhibit A to that certain Amended and Restated Index License Agreement dated as of March 17, 1998 between Morgan Stanley & Co. Incorporated and WEBS Index Fund, Inc.
This Exhibit A shall supersede all previous forms of Exhibit A.


                                WEBS Index Series
                       ---------------------------------
                           Australia WEBS Index Series
                            Austria WEBS Index Series
                            Belgium WEBS Index Series
                        Brazil (Free) WEBS Index Series*
                            Canada WEBS Index Series
                             EMU WEBS Index Series*
                            France WEBS Index Series
                            Germany WEBS Index Series
                            Greece WEBS Index Series*
                           Hong Kong WEBS Index Series
                          Indonesia (Free) WEBS Series*
                             Italy WEBS Index Series
                             Japan WEBS Index Series
                            Korea WEBS Index Series*
                        Malaysia (Free) WEBS Index Series
                         Mexico (Free) WEBS Index Series
                          Netherlands WEBS Index Series
                           Portugal WEBS Index Series*
                       Singapore (Free) WEBS Index Series
                         South Africa WEBS Index Series*
                             Spain WEBS Index Series
                            Sweden WEBS Index Series
                          Switzerland WEBS Index Series
                            Taiwan WEBS Index Series*
                       Thailand (Free) WEBS Index Series*
                            Turkey WEBS Index Series*
                        United Kingdom WEBS Index Series
                             USA WEBS Index Series*

                   *    New Series added October 19, 1999.


This Exhibit A was amended to add New WEBS Index Series and approved by the Board of Directors of the WEBS Index Fund, Inc. on October 19, 1999.

                                    EXHIBIT B
                                    ---------

                           Description of the Products

The Products are to be issued and traded on a public basis, in accordance with the U.S. federal securities laws and applicable laws of other jurisdictions.

The Products shall be limited to: shares of common stock issued by various series of Licensee, a registered open-end management investment company, which shares shall be listed and traded on the American Stock Exchange, Inc.












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